UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

ELLIE MAE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35140	94-3288780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4420 Rosewood Drive, Suite 500

Pleasanton, California 94588

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (925) 227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2019, Ellie Mae, Inc., a Delaware corporation (the “Company” or “Ellie Mae”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EM Eagle Purchaser, LLC, a Delaware limited liability company (“Parent”), and EM Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by affiliates of Thoma Bravo Fund XIII, L.P. (the “TB Fund”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

At the Effective Time:

(i) each share of common stock, par value $0.0001 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by the Company, Parent, Merger Sub or any of their subsidiaries and shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware) will automatically be cancelled and converted into the right to receive cash in an amount equal to $99.00, without interest thereon (the “Per Share Price”);

(ii) each Company Option, Company RSU Award and Company Restricted Stock Award that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Award”) shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to the Vested Award, as applicable, multiplied by (B) the Per Share Price (or, for each Company Option that is a Vested Award, the excess, if any, of the Per Share Price over the applicable per share exercise price under such Company Option), subject to any required withholding of taxes;

(iii) each Company Performance Share Award and Company RSU Award that is outstanding immediately prior to the Effective Time and still subject to performance-based vesting (the “Performance-Based Equity Awards”), shall, as of the Effective Time, become vested and nonforfeitable with respect to a number of shares of Company Common Stock subject to such Company Performance Share Award or Company RSU Award, as applicable, calculated in accordance with their respective terms, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Per Share Price in respect of each vested share of Company Common Stock subject to such Company Performance Share Awards or Company RSU Award, subject to applicable tax withholding; and

(iv) each Company Option, Company RSU Award and Company Restricted Stock Award (other than those that are a Vested Award or a Performance-Based Equity Award) that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time (each, an “Unvested Award”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Award immediately prior to the Effective Time (or, for each Unvested Company Option, the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option), subject to any required withholding of taxes (the “Cash Replacement Amounts”), which Cash Replacement Amounts will, subject to such holder’s continued service with Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and become payable at the same time as the Unvested Awards for which such Cash Replacement Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Awards for which they were exchanged, except as noted in the Merger Agreement. For the avoidance of doubt, any Company Options (whether vested or unvested) with a per share exercise price equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time without payment or consideration.

Concurrently with the execution of the Merger Agreement, the TB Fund has entered into an equity commitment letter pursuant to which, among other things, it has committed to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding the aggregate purchase price due at the Effective Time, subject to the terms and conditions set forth therein. The Company is a third party beneficiary with respect to certain enforcement rights under the equity commitment letter. In addition and also concurrently with the execution of the Merger Agreement, the TB Fund has entered into a limited guarantee, pursuant to which it has agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement.

While the Merger is not conditioned on Parent or any other party obtaining debt financing, Parent has obtained debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions.

Consummation of the Merger is subject to certain conditions, including, but not limited to: (i) obtaining the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company common stock entitled to vote on the Merger; (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (iii) absence of any law or order that prohibits, makes illegal or enjoins the consummation of the Merger.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company also has the right to a customary “go-shop” period beginning as of the date of the Merger Agreement and continuing until 12:00 p.m., Pacific time on March 18, 2019 to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals. However, after the expiration of such go-shop period until the time the Requisite Stockholder Approval is obtained, the Company will be subject to customary “no-shop” restrictions on its ability to engage in such actions, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such alternative acquisition proposal either constitutes, or would be reasonably likely to lead to, a Superior Proposal, and the failure to explore such alternative acquisition proposal would be inconsistent with the directors’ fiduciary duties pursuant to applicable law. The parties have also agreed to use their reasonable best efforts to consummate the Merger.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, the Company will be required to pay Parent a termination fee. If the Merger Agreement is validly terminated in connection with certain specified circumstances, including due to the Company accepting a Superior Proposal following the go-shop period or due to the Company Board’s withdrawal of its recommendation of the Merger, then the termination fee payable by the Company to Parent will be $110 million. This termination fee will also be payable if the Merger Agreement is terminated under certain circumstances and prior to such termination, a proposal to acquire more than 50% of the Company’s stock or assets is publicly announced or disclosed and not withdrawn or otherwise abandoned and the Company consummates any transaction involving the acquisition of more than 50% of its stock or assets within one year of the termination or enters into an agreement for any transaction involving the acquisition of more than 50% of its stock or assets. If the Merger Agreement is terminated in connection with the Company accepting a Superior Proposal within the go-shop period, then the termination fee payable by the Company to Parent will be $55 million (other than with respect to certain restricted parties described in the Merger Agreement, in which case the $110 million termination fee will be payable to Parent). The Merger Agreement further provides that Parent will be required to pay the Company a termination fee of $256 million in the event that the Merger Agreement is terminated under certain specified circumstances.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by August 11, 2019.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; and

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws.

Item 8.01	Other Events.

On February 12, 2019, the Company and Parent issued a joint press release announcing the entry into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed Merger, Ellie Mae expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Ellie Mae will mail the definitive proxy statement and a proxy card to each stockholder of Ellie Mae entitled to vote at the special meeting relating to the proposed transaction. The proxy statement will contain important information about the proposed Merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF ELLIE MAE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT ELLIE MAE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELLIE MAE AND THE TRANSACTION. This communication is not a substitute for the proxy statement or for any other document that Ellie Mae may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to Ellie Mae’s stockholders for their consideration. Before making any voting decision, stockholders of Ellie Mae are urged to read the proxy statement regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed Merger.

Stockholders of Ellie Mae will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ellie Mae and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement, when available, and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting Ellie Mae’s Investor Relations at (925) 227-7079, by email at ir@elliemae.com, or by going to Ellie Mae’s Investor Relations page on its website at investor.elliemae.com and clicking on the link titled “SEC Filings” to access Ellie Mae’s “SEC Filings.”

Participants in the Solicitation

Ellie Mae and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the interests of Ellie Mae’s directors and executive officers and their ownership of Company Common Stock is set forth in Ellie Mae’s proxy statement on Schedule 14A filed with the SEC on April 4, 2018, will be included in Ellie Mae’s definitive proxy statement to be filed with the SEC in connection with the proposed Merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed Merger, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed Merger. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication, and any documents to which Ellie Mae refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ellie Mae’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Ellie Mae for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Ellie Mae’s business and the price of the common stock of Ellie Mae, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of Ellie Mae and the receipt of certain regulatory approvals, (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Ellie Mae’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Ellie Mae’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Ellie Mae related to the Merger Agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in Ellie Mae’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Ellie Mae does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated February 11, 2019, by and among EM Eagle Purchaser, LLC, a Delaware limited liability company, EM Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of EM Eagle Purchaser, LLC, and Ellie Mae, Inc., a Delaware corporation.*

99.1	Joint Press Release, dated as of February 12, 2019.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2019	ELLIE MAE, INC.

By: /s/ Brian Brown
Name: Brian Brown
Title: Executive Vice President and General Counsel